UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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☐	Soliciting Material Pursuant to §240.14a-12
 KKR & CO. INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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KKR & Co. Inc. sent the following email to a stockholder on April 27, 2026:

My name is Craig Larson.  I’m a Partner at KKR & Co. Inc. (“KKR”) and I’m writing with regards to the Special Meeting of stockholders KKR held last week on April 21.

At the conclusion of this meeting, KKR adjourned the Special Meeting to May 21, 2026, to permit shareholders additional time to vote on Proposal 1, an amendment to KKR’s charter to replace the current supermajority vote standard (90% of outstanding shares) with a majority of outstanding shares standard.

All other proposals, which required an affirmative vote by a majority of outstanding shares, were approved at the Special Meeting and the polls were closed on those items.

Our proxy solicitor believes that you voted “Against” the Supermajority Elimination Proposal.  At the time of the Special Meeting, the Supermajority Elimination Proposal received support from 85.97% of the outstanding shares, including 97.69% of shares voted, demonstrating overwhelming shareholder support. If you did in fact vote Against the Supermajority Elimination Proposal, your switch to a For vote is essential to enable us to reach the required support level of 90% of the outstanding shares.

We believe that the elimination of the current supermajority vote standard is in the best interests of all shareholders.  In turn, both Glass Lewis and ISS recommended that shareholders vote for Proposal 1.  We thought it prudent to reach out to you directly and would welcome the opportunity to discuss this proposal with you or others on the governance team at your earliest convenience.

Best regards,

Craig